EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT is made between SIGNAL
APPAREL COMPANY, INC., an Indiana corporation, with its principal offices at 200-A Manufacturers Road, Chattanooga, Tennessee (the "COMPANY") and DAVID
HOUSEMAN (the "EMPLOYEE").

                       RECITALS:

     The Company and the Employee have reached an
understanding with respect to the employment of the
Employee by the Company.   The parties desire to set
forth their understanding with respect to such employment fully and completely in writing.

     NOW, THEREFORE, the parties agree as follows:

     1.  EMPLOYMENT.  The Company shall employ the
Employee as its Chief Executive Officer, Chief
Operating Officer and Chief Financial Officer, and the
Employee shall work for the Company in such capacity upon the terms and conditions set forth herein.

     2. EXCLUSIVE AGREEMENT. During the term of this Agreement, the Employee shall devote his full time and best effort to the business of the Company.

     3. EMPLOYMENT TERM. Unless earlier terminated in accordance with the terms of this Agreement, the Employee's term of employment by the Company (the
"Employment Term") shall be for the period commencing
June 2, 1997 and ending June 1, 2000.

     4.  CONFIDENTIAL INFORMATION.  The Employee
acknowledges that any use of the Company's Confidential
Information (defined below) by the Employee other than for the sole benefit of the Company would be wrongful and cause irreparable harm to the Company.
Accordingly, the Employee shall not, at any time during or subsequent to his employment by the Company, without the express written consent of the Company, publish, disclose or divulge to any person, firm or corporation, or use, directly or indirectly, for his own benefit or for the benefit of any person, firm or corporation for use other than for the Company, any property, trade secrets, or Confidential Information (defined below) of the Company or its affiliates.

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"Confidential Information" includes, but is not limited
to all data, reports, interpretations, forecasts, records, statements (written and oral) and documents of any kind relating to the Company's costs and financial information, manufacturing methods or processes, market studies, products, existing and potential customers, pricing methods and strategies, new product plans and sources of supply acquired by Employee during Employee's employment by the Company. In addition, all other information disclosed to the Employee or which the Employee shall obtain during such employment with the Company which the Employee has a reasonable basis to believe to be confidential, or which the Employee has a reasonable basis to believe the Company treats as confidential, shall be presumed to be Confidential
Information.

     5. SALARY AND EXPENSES. The Company shall pay the Employee a base salary in accordance with the normal payroll practices of the Company according to the following schedule:

June 2, 1997 - June 1, 1998        $175,000
June 2, 1998 - June 1, 1999        $200,000
June 2, 1999 - June 1, 2000        $225,000

The Company shall also reimburse the Employee for all reasonable, legitimate and documented business expenses incurred by him, on behalf of the Company, upon submission of accounts in satisfactory form, subject to such reasonable limitations as the Company may impose in its discretion from time to time as set forth in the Company's standard practices and procedures.

     6. ADDITIONAL BENEFITS. In addition to the compensation described in Section 5, the Employee shall be entitled during the Employment Term to receive the following additional benefits:

          (A) HEALTH INSURANCE. The Company will make health insurance coverage available to Employee consistent with the coverage available to other employees of the Company from time to time. In addition, the Company agrees to reimburse Employee for the premium cost of procuring term Life Insurance with death benefits in the amount of $1,000,000.

          (B)  RETIREMENT PLANS.  The Employee will be
eligible to participate in the Company's 401(k) retirement plan starting in January, 1998 and such other retirement plans as may be established by the Company from time to time in accordance with the provisions of the applicable plan.

          (C)  HOLIDAYS AND VACATIONS.  The Employee
shall be entitled to such paid holidays as may be designated by the Company. In addition, the Employee shall be entitled to three weeks of paid vacation for each year during which time his compensation shall be paid in full. Notwithstanding any other provisions of this Agreement, in the event Employee is terminated from the Company for any reason, Employee will be entitled to a payment reflecting Employee's unused accrued vacation through such date of termination.

          (D)  SICK LEAVE.  The Employee shall be
entitled to sick leave in accordance with Company practices.

          (E)  AUTOMOBILE.  The Company shall provide
the Employee with a $667 per month car allowance for the lease or purchase of an automobile plus the reimbursement of the reasonable operating, maintenance and insurance expenses of said automobile.

          (F)  RELOCATION.  Subject to a cap of
$75,000, and the submission of appropriate support documentation, Employee will be reimbursed for the reasonable direct costs of relocating Employee and his family to the Chattanooga, Tennessee vicinity. Such costs shall include the following: the transport of household furnishings and other personal belongings, real estate commission on the sale of Employee's current residence, initial mortgage points for the procurement of a new residence in the Chattanooga vicinity, closing costs for the sale of Employee's existing residence and the procurement of said new residence, a "tax gross-up" and other reasonable direct costs in accordance with Company practices.

     In addition to the above, Employee shall be entitled to a reasonable number of "house hunting" trips from his current residence to Chattanooga, Tennessee for the selection/procurement of a new residence as well as reasonable, temporary living expenses in accordance with Company practices in the Chattanooga area for a period not to exceed six months pending the procurement of a new residence. The expenses of this paragraph will not be applied to the $75,000 cap.

          (G)  TUITION.  The Company agrees to
reimburse Employee in the aggregate annual amount of $35,000 for the private school tuition costs for Employee's son and daughter through the high school level.

          (H)  OPTIONS.  Effective with the
commencement of Employee's employment with the Company, Employee will be granted options to purchase 350,000 shares of the Company's Common Stock at an exercise price of $2.50 per share (also referred to below as "Original Options"). Such options will remain exercisable for a period of five years from grant date and at the Company's election, will be issued pursuant to the Company's 1985 Stock Option Plan (the "1985
Plan") or independently of said plan and the Company will use its best efforts to cause the registration of such shares pursuant to the Securities Act of 1933.
The Company acknowledges Employee's desire that the options and shares issued on exercise thereof be subject to the exemptions provided by Rule 16b-3 of the Securities Exchange Act of 1934 and the Company will attempt to grant options (both Original Options and Additional Options) in accordance with that Rule to the maximum extent possible.

     Such options will become exercisable/vest in accordance with the following schedule:

          1. Options to purchase 50,000 shares will be exercisable on grant date;

          2.  Options to purchase 200,000 additional
              shares will become exercisable two years from grant date; and

          3. Options to purchase the remaining 100,000 shares will become exercisable three years from grant date.

As of the date of this Agreement, the Company has 11,578,046 common shares outstanding, and Employee's options reflect approximately 3.00% of such outstanding shares. Upon the issuance of additional Common Stock by the Company from time to time other than to Employee, (such issuance hereinafter referred to as the "Triggering Event"), Employee shall be issued options to purchase additional common shares ("Additional
Options") so that the total options held by Employee always equal a minimum of 3.00% of the Company's outstanding Common Stock. Employee's rights to receive
Additional Options will accrue until such time as Employee is entitled to receive Additional Options to purchase a minimum of 50,000 additional shares at which time all Additional Options then due will be issued.
The Company's obligations to issue future Additional
Options will accrue and be issued in the same manner.

The Additional Options will be exercisable for five years from grant date and will be issued at the fair market value of the Company's Common Stock on the date of grant as determined in accordance with the 1985
Plan.

The Additional Options will vest in accordance with the following schedule:

     1. If the Triggering Event is the issuance of stock for which there is no increase in the asset value of the Company, or in the debt or equity funding provided to the Company, or there is no other consideration provided to the Company for the issuance of such stock, the Additional Options will vest pro-rata on the same schedule as the "Original Options" with credit being given for time already elapsed in said vesting schedule.

         For example, if Additional Options are issued eighteen months into the term of this Agreement, 15% of the Additional Options will be immediately exercisable, 55% will become exercisable two years from the commencement of this Agreement, and the remaining 30% of the Additional Options will become exercisable three years from the commencement of this Agreement.

     2.  If the Triggering Event involves an
         acquisition by the Company of additional assets, or the receipt by the Company of additional funding in the form of debt or equity or the receipt of other consideration, then the Additional Options will vest as follows:

          a.  15% upon the grant date of the Additional
              Options;

          b.  An additional 55% two years from grant
              date; and

          c.  The final 30% three years from grant
              date.

All Additional Options issued to Employee will, at the Company's election, be issued in accordance with the 1985 Plan, or if independent of the 1985 Plan, the Company will use its best efforts to register such shares pursuant to the Securities Act of 1933.

To the maximum extent permitted by law, Original
Options and

Additional Options will be Incentive Stock Options.
The Company will consult with Employee concerning which options will be incentive stock options.

All options granted pursuant to this Agreement will be subject to the generally applicable anti-dilution provisions adopted by the Company's Compensation
Committee.

          (I)  BONUS.  Employee shall be entitled to
participate in an annual bonus plan based upon the Company's performance and Employee's individual performance. Under this plan, Employee shall be eligible to receive an annual lump sum bonus payment equal up to 50% of Employee's annual base salary based upon a formula, criteria and performance standards to be mutually agreed upon by Employee and the Company prior to the commencement of the Company's 1998 fiscal year.

     Notwithstanding the foregoing, for the period commencing June 2, 1997 and ending June 1, 1998,
Employee shall be entitled to a supplemental bonus payment of $75,000 which will be paid in a lump-sum no later than June 30, 1998.

     Prior to the commencement of the Company's 1998 fiscal year, the Company and Employee will mutually agree upon the manner and amount by which the above supplemental bonus payment may be offset against the annual bonus for the 1998 fiscal year, if any.

          (j)  Employee will receive directors and
officers insurance coverage reasonably equivalent to the insurance coverage in effect as of the date of this Agreement. Employee also will be indemnified by the Company in accordance with the Restated Articles of Incorporation of the Company.

     7.  TERMINATION OF EMPLOYMENT.

          (A)  The Employee's employment pursuant to
this Agreement shall terminate upon the death of the Employee or upon his inability, by reason of a mental or physical condition, to perform his duties hereunder for an uninterrupted period of sixty (60) days
("Disability"), and may be terminated for "cause" (as defined below) by the Company at any time during the Term immediately upon written notice of termination
(except as provided otherwise below) given by the Company to the Employee describing such cause. For purposes of this Agreement, "cause" for termination shall be deemed to exist if: (i) the Employee is convicted of a felony which involves an intentional act of the Employee; (ii) the Employee engages in dishonesty or fraud which relates to the Company; or
(iii) the Employee breaches any of his material obligations as Chief Executive Officer, Chief Operating
Officer and Chief Financial Officer of the Company.

     Any written notice of termination for cause pursuant to this Section shall be a written notice which (a) indicates the specific termination provision relied upon, (b) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment, and (c) if the date of termination is other than the date of receipt of such notice, specifies the termination date. In the event that Employee's employment is terminated pursuant to subsection (iii) above, Employee shall have a period of thirty (30) days to cure the breach of Employee's obligations under this Agreement as described in the Notice of Termination. In the event that Employee cures such breach within said thirty (30) day period, the notice of termination shall be considered rescinded. In the event that Employee fails to cure such breach, then this Agreement will terminate without further notice to Employee as set forth in the notice of termination, and the provisions of 7(b) shall be applicable. Employee shall not have the opportunity to cure any termination for cause pursuant to subsections
(i) and (ii) above.

          (B)  In the event (i) the Employee's
employment under this Agreement is terminated for cause as provided above, or (ii) the Employee voluntary terminates his employment with the Company other than pursuant to Section 7(c) or 7(d), prior to the end of the Employment Term, the Company shall promptly pay to the Employee (or to the Employee's legal representatives) the amount of any compensation attributable to periods prior to such termination pursuant to Section 5 (included accrued vacation pay), plus the amount of any reimbursable expenses. No other payments shall be due Employee. In addition, all outstanding stock options held by Employee will terminate as of the effective date of Employee's termination if termination is for cause. If Employee voluntarily terminates his employment, all options vested as of the date of termination shall terminate ninety days after the date of termination.

          (C)  In the event the Employee's employment
is terminated without cause, or the Employee loses his employment for any other reason other than pursuant to

Section 7(a) and/or (b), including but not limited to the bankruptcy, closure, reorganization, buyout, merger, consolidation of the Company or for any other reason, or Employee, without Employee's approval, receives a material diminution in responsibilities, title, or position from the level of employee's responsibilities, title or position as of October 1, 1997, and Employee elects to terminate his employment in writing as a result of and within thirty days of such diminution, or in the event of the sale of all or substantially all of the assets of the Company, (all of the foregoing hereinafter referred to as "Loss of Employment"), then the following provisions shall be applicable:

     1. If the Loss of Employment occurs during the initial two years of this Agreement, the following provisions shall apply:

          (a)  Employee shall be entitled to payments
               equal to the greater of one year's base
               salary plus the continuation of benefits provided in Sections 6(a), (b), (c), (e) and (g) for one year; or Employee's base salary through June 1, 1999 plus the continuation of the benefits provided in Sections 6(a), (b), (c), (e) and (g) through June 1, 1999. Base salary payments will be paid in such installments as Employee was receiving his base salary prior to the Loss of Employment.

          (b)  Unvested Original Options (subject to a
               minimum vesting of options for 100,000
               shares) and Additional Options will
               become proportionately exercisable based upon the number of months Employee is employed relative to the vesting schedule set forth in Section 6(h). For example, if the Loss of Employment occurs at the conclusion of 18 months of employment, Original Options for 200,000 shares will become exercisable consisting of the initial 50,000 shares vested plus 18/24th's of the next
               200,000 shares to become vested or
               150,000 additional shares.  The same
               formula will apply to the applicable
               vesting schedule of any Additional
               Options granted Employee.  Incentive
               Stock Options (ISO's), if any, vested in accordance with their respective terms or in accordance with the above will remain exercisable for three months following the Loss of Employment and Non-Incentive Stock Options (NSO's) will remain exercisable for one year following the Loss of Employment.

          (c)  Employee will be paid a pro-rata share
               of any annual bonus otherwise payable
               based upon the number of complete months
               Employee is employed during the
               Company's fiscal year.  Said pro-rata
               bonus will be paid, in a lump sum at the time the Company traditionally pays its annual bonuses or no later than June 30 of the subsequent fiscal year.
               Notwithstanding the foregoing, Employee
               shall be paid the $75,000 supplemental
               bonus in accordance with Section 6(i)
               regardless of when the Loss of
               Employment occurs.

     2. If the Loss of Employment occurs subsequent to June 1, 1999, but prior to June 2, 2000, then the following provisions shall apply:

          (a)  Employee shall be entitled to payments
               equal to one years base salary payable
               in such installments as Employee was
               receiving his base salary prior to the
               Loss of Employment plus a continuation
               for one year of the benefits set forth
               in Sections 6(a), (b), (c), (e) and (g).

          (b)  Unvested Stock Options will vest and
               remain exercisable in accordance with
               the provisions of Section 7(c)(1)(b)
               above; and

          (c)  A pro-rata bonus payment determined and
               payable in accordance with Section
               7(c)(1)(c) above.

          (d)  In the event the Company, without the
written approval of Employee, elects not to be listed for trading on a recognized United States stock exchange, the NASD National Market System or the NASD
Small Cap market, or an event, initiated or approved by the Company, is announced (and subsequently occurs) which will result in the Company not being so listed
(in either case a "Going Private Transaction") Employee shall have the option to terminate his employment by written notice to the Company and receive the severance benefits set forth in Section 7(c)(1) or 7(c)(2), whichever is applicable. Employee shall have 30 days from the date of the closing of such Going Private
Transaction or his knowledge of the Going Private
Transaction, whichever is later, to exercise said termination option. Upon exercise of said termination option, Employee, at Employee's election shall be entitled to one of the following:

     1. A lump sum payment equal to the amount by which the closing price of the Company's
         Common Stock on the last trading day prior to the date of the Company's first public announcement pertaining to the Going Private
         Transaction exceeds the exercise price of each respective stock option held by Employee times the number of shares for which each respective stock option is exercisable on such last trading date. Stock Options subject to accelerated vesting pursuant to Sections
         7(c)(1) or 7(c)(2) shall be considered
         exercisable for the purposes of this Section;
         or

     2. In lieu of such lump sum payment, Employee may elect to exercise all exercisable stock options in accordance with the terms of the respective options, including those options subject to accelerated vesting pursuant to
         Section 7(c)(1) or 7(c)(2).

          (e)  Severance or other post-termination
payments will not be reduced by amounts earned, or earnable, by Houseman from any other source.

     8.  DUTY OF THE EMPLOYEE UPON TERMINATION.  The
Employee shall, upon termination of this Agreement, return to the Company all of the Company's records of any type and all literature, supplies, letters, written or printed forms, and/or memorandum pertaining to the Company's business.

     9.  COVENANTS ON TERMINATION.

          (A)  During the Employment Term, and for a
period of one (1) year thereafter so long as the Company remains in compliance with this Agreement, the Employee shall not, directly or indirectly, on Employee's own behalf or on behalf of any other person, corporation, partnership or any other entity, whether as an employee, officer, director, proprietor, partner, investor, consultant, advisor, agent or in any other capacity, induce or attempt to induce any customer of the Company to reduce its business with the Company, or solicit or attempt to solicit any employees of the Company to leave the employ of the Company, nor shall Employee affiliate with any party engaging in the above actions.

          (B)  The Employee acknowledges that the
restrictions contained in this Section are reasonable and necessary to protect the business and interests of the Company and that any violation of these restrictions will cause substantial and irreparable injury to the Company. Therefore, notwithstanding the provisions of Section 14 below, the Employee agrees that the Company is entitled, in addition to any other remedies, to preliminary and permanent injunctive relief to secure specific performance, and to prevent a breach or contemplated breach of this Agreement.

     10. DIRECTOR. Employee will be elected to the Company's Board of Directors as soon as practicable and be nominated to that position at subsequent elections so long as Employee remains an employee.

     11. SEVERABILITY. In the event any clause or provision of this Agreement shall be held to be invalid or unenforceable, the same shall not affect the validity or enforceability of any other provision herein, and this Agreement shall remain in full force and effect in all other respects. If a claim of invalidity or unenforceability of any provision of this Agreement is predicated upon the length of the terms of any covenant or the area covered thereby, such provision shall not be deemed to be invalid or unenforceable; rather, such provision shall be deemed to be modified to the maximum area or the maximum duration as any court of competent jurisdiction shall deem reasonable, valid and enforceable.

     12. ENTIRE AGREEMENT. The parties understand and agree that this Employment Agreement is the entire
Agreement between the parties regarding the terms and conditions of the Employee's employment and there are no other agreements. The terms of this Agreement may not be varied, modified, supplemented or in any other way changed by extraneous verbal or written representations by the Company or its agents to the Employee, unless by amendment to this Agreement executed in writing by both parties. There are no third party beneficiaries of the Company's rights under this Agreement.

     13.  GOVERNING LAW.  The Agreement shall be
governed by, construed and enforced in accordance with the laws of the state of Tennessee.

     14. ARBITRATION. Each party agrees not to bring suit against the other party in the courts of any jurisdiction in connection with any dispute which might be the subject of a civil action arising from the interpretation or application of this Agreement. Each party agrees that any such dispute shall be finally resolved by submission to compulsory commercial arbitration to be held in Chattanooga, Tennessee according to the American Arbitration Association rules, by one or several arbitrators appointed. The parties agree to be bound by the decision of the arbitration and that a judgment of any court of competent jurisdiction may be rendered upon the award made pursuant to said submission to arbitration.

     15.  SURVIVAL.  The Covenants of Paragraphs 4, 9,
11, 12, 13 and 14 shall survive the termination of this Agreement.

     16. NOTICE. All notices, demands, requests, consents, reports, approvals, or other communications which may be or are required to be given, served, or sent pursuant to this Agreement shall be in writing and shall be mailed by first class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by facsimile or hand delivery, addressed as first set forth above, or such other address as a party may subsequently specify in writing.

     IN WITNESS WHEREOF, the parties have executed this Agreement this 1 day of October, 1997.

                           SIGNAL APPAREL COMPANY, INC.


Dated: October 1, 1997     By: /S/ Robert J. Powell
                           Its: Vice President



Dated: October 1, 1997     /S/ David Houseman
                           DAVID HOUSEMAN

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